UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 29, 2008

RedRoller Holdings, Inc.
 (Exact name of Registrant as Specified in its Charter)

Delaware	333-133987	98-0539667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Soundview Plaza
1266 East Main St.
 Stamford, CT 06902-3546
 (Address of Principal Executive Offices)

(203) 852 - 0100
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2008, RedRoller Holdings, Inc. (the “Company”) borrowed $50,000 from Mr. John Petti pursuant to a Note and Warrant Purchase Agreement (the “First Agreement”).  Pursuant to the First Agreement, the Company issued Mr. Petti (i) a promissory note bearing interest at the rate of 20% per annum (the “First Note”) and (ii) a five-year warrant to purchase 125,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $0.472 per share.  The principal and all interest accrued upon the First Note is payable in full upon demand of Mr. Petti on the earlier to occur of (i) August 25, 2009 and (ii) the occurrence of an event of default under the First Note.  Mr. Petti is the holder of 72,601 shares of Common Stock.

On August 27, 2008, the Company borrowed $100,000 from Mr. Sterling Pile pursuant to a Note and Warrant Purchase Agreement (the “Second Agreement”).  Pursuant to the Second Agreement, the Company issued Mr. Pile (i) a promissory note bearing interest at the rate of 20% per annum (the “Second Note”) and (ii) a five-year warrant to purchase 250,000 shares of Common Stock at an exercise price of $0.458 per share.  The principal and all interest accrued upon the Second Note is payable in full upon demand of Mr. Pile on the earlier to occur of (i) August 27, 2009 and (ii) the occurrence of an event of default under the Second Note.  Mr. Pile is the holder of 802,977 shares of Common Stock and formerly served as a member of the Board of Directors of RedRoller, Inc., a wholly-owned subsidiary of the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this item is contained in Item 1.01 above and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 29, 2008	RedRoller Holdings, Inc.

	By:	/s/ Michael Tribolet
Michael Tribolet
Chief Executive Officer